Exhibit 5.1

August 14, 2006

Board of Trustees
American Community Properties Trust
222 Smallwood Village Center
St. Charles, Maryland 20602

Ladies and Gentlemen:

We are acting as counsel to American Community Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed offering of up to 260,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), of which 208,000 shares may be issued by the Company pursuant to the American Community Properties Trust Employees’ Share Incentive Plan and 52,000 shares may be issued pursuant to the American Community Properties Trust Trustees’ Share Incentive Plan (collectively, the “Plans”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Declaration of Trust of the Company (the “Declaration of Trust”), as certified by the Secretary of the Company on August 11, 2006 as being complete, accurate and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on August 11, 2006 as being complete, accurate and in effect.

4.
Certain resolutions of the Board of Trustees of the Company adopted on July 7, 1998 and August 10, 2006, as certified by the Secretary of the Company on August 11, 2006 as being complete, accurate and in effect, relating to, among other things, the ratification of the Plans and the registration of the Shares pursuant to the Registration Statement.

5.	A copy of each of the Plans, as certified by the Secretary of the Company on August 11, 2006 as being complete, accurate and in effect.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland Real Estate Investment Trust laws, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland Real Estate Investment Trust laws, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following the (i) effectiveness of the Registration Statement, (ii) issuance of the Shares in the manner and on the terms described in the Plans and the Declaration of Trust, and (iii) receipt by the Company of the consideration for the Shares specified in the Plans and the resolutions of the Board of Directors, or a committee thereof, authorizing the issuance thereof, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.